Exhibit 99.1

Contact:

Stacey Peterson

Chief Financial Officer
714/241-0303

TTM TECHNOLOGIES, INC. REPORTS PROFITABLE SECOND QUARTER 2003

ON SEQUENTIAL REVENUE GAINS AND MARGIN IMPROVEMENT

SANTA ANA, CA – July 29, 2003 – TTM Technologies, Inc. (Nasdaq: TTMI), a leading manufacturer of time-critical and technologically advanced printed circuit boards, today reported results for the second quarter ended June 30, 2003.

Second-Quarter Results

Second quarter 2003 revenue increased 76 percent to $41.0 million, compared to $23.3 million for the second quarter of 2002, due to the acquisition of Advanced Circuits, Inc. (ACI) in the fourth quarter of 2002. Sequentially, from the first quarter to the second quarter of 2003, revenues increased 3.6 percent.

For the second quarter of 2003, quick-turn business decreased to 29 percent of total revenues, compared to 44 percent for the second quarter of 2002, because of the addition of ACI with its focus on high technology, standard lead time PCBs. Sequentially, quick-turn business increased slightly from 28 percent of total revenues in the first quarter of 2003. The remaining 71 percent of sales in the second quarter of 2003 represents standard lead time business.

Gross margins increased to 15.7 percent in the second quarter of 2003, compared to 9.4 percent for the same period in 2002 and 11.4 percent in the first quarter of 2003. This improvement reflects a sales mix shift towards more technologically sophisticated products, better fixed cost absorption and lower raw material costs.

Year-over-year, general and administrative expenses increased from $1.3 million to $2.8 million due to the inclusion of ACI. Sequentially, general and administrative expenses declined 1.7 percent due to a reduction in expenses associated with the integration of ACI, which is essentially complete.

TTM posted an operating profit of $735,000 for the second quarter of 2003, compared to an operating loss of $1.9 million for the second quarter of 2002 and an operating loss of $1.3 million in the first quarter of 2003.

Net income for the second quarter of 2003 was $432,000, or $0.01 per diluted share. This result compared favorably with a net loss of $1.3 million, or $0.03 per diluted share, for the second quarter of 2002 and a net loss of $150,000, or breakeven on a per-share basis, for the first quarter of 2003. Results in the first quarter of 2003 included an extraordinary gain of $824,000, or $0.02 per share.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2003 was $3.0 million, up from $776,000 for the second quarter of 2002 and $897,000 in the first quarter of 2003.

“The ACI acquisition has exceeded our expectations,” said Kent Alder, President and CEO of TTM Technologies. “The integration of our acquisition of ACI is largely complete and has gone extremely well.”

“Our sequential revenue growth reflects TTM’s ability to capture market share and to capitalize on cross-selling opportunities created by the ACI acquisition,” continued Alder. “Moreover, in the second quarter, we were able to translate our top-line success into profitable bottom-line performance due to our ongoing cost control, cost benefits associated with our greater buying power, and more efficient operations.”

Financial Strength

“Due to our strong, positive cash flow from operations, our balance sheet strengthened even further,” said Alder. At the end of the second quarter, TTM had cash of $32.0 million and debt of $10.0 million, a net increase of $13.1 million from cash of $18.9 million and debt of $10.0 million at year-end 2002. In addition, TTM’s revolving credit facility remained undrawn at the end of the quarter.

Outlook

“Market conditions appear to have stabilized in the electronics industry,” concluded Alder. “In the near term, we anticipate continued revenue gains for TTM and expect to remain profitable in the third quarter. Looking forward, we expect increasing new business and market share gains during the fourth quarter due to recent plant closures and some improvement in overall business conditions.”

For the third quarter of 2003, TTM is estimating revenues of $42 million to $44 million and earnings per share of $0.01 to $0.03 per share.

Conference Call/Webcast

TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.

The company will conduct a conference call to discuss its second-quarter performance and outlook today at 4:30 p.m. Eastern/1:30 p.m. Pacific time. The call will be simulcast and available for replay until August 5, 2003, on the company’s Web site,  www.ttmtech.com.

This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized.  Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, including the slowdown in the technology sector and related excess capacity, the unpredictability of and potential fluctuations in future revenues and operating results, the company’s ability to successfully integrate the ACI acquisition, increased competition from low-cost foreign manufacturers, and other “Risk Factors” set forth in the company’s Form 10-K for 2002.

- Tables Follow -

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2003	2002	2003	2003	2002

CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$41,047	$23,287	$39,634	$80,681	$47,021
Cost of goods sold	34,601	21,095	35,108	69,709	42,234

Gross profit	6,446	2,192	4,526	10,972	4,787

Operating expenses:
Sales and marketing	2,644	1,591	2,545	5,189	3,246
General and administrative	2,766	1,272	2,814	5,580	2,097
Amortization of intangibles	301	301	300	601	601
Restructuring charges	—	907	203	203	907
Total operating expenses	5,711	4,071	5,862	11,573	6,851

Operating income (loss)	735	(1,879)	(1,336)	(601)	(2,064)

Interest expense	(152)	(275)	(155)	(307)	(542)
Amortization of debt issuance costs	(23)	(11)	(16)	(39)	(21)
Interest income and other, net	88	255	77	165	308

Income (loss) before income taxes and extraordinary item	648	(1,910)	(1,430)	(782)	(2,319)
Income tax benefit (provision)	(216)	626	456	240	757

Net income (loss) before extraordinary item	432	(1,284)	(974)	(542)	(1,562)

Extraordinary item	—	—	824	824	—

Net income (loss)	$432	$(1,284)	$(150)	$282	$(1,562)

Earnings per common share (EPS) before extraordinary item:
Basic	$0.01	$(0.03)	$(0.02)	$(0.01)	$(0.04)
Diluted	0.01	(0.03)	(0.02)	(0.01)	(0.04)

Earnings per common share (EPS):
Basic	0.01	(0.03)	(0.00)	0.01	(0.04)
Diluted	0.01	(0.03)	(0.00)	0.01	(0.04)

Weighted average common shares:
Basic	39,854	39,831	39,762	39,808	39,217
Diluted	40,549	39,831	39,762	39,808	39,217

SELECTED BALANCE SHEET DATA

	June 30, 2003	December 31, 2002
Cash	$32,000	$18,879
Accounts receivable, net	16,546	17,913
Inventories, net	8,073	10,485
Total current assets	62,141	60,254
Net PP&E	42,774	45,569
Other assets	92,486	91,683
Total assets	197,401	197,506

Current maturities of long-term debt	$4,444	$2,222
Other current liabilities	17,054	17,627
Long-term liabilities	7,789	10,231
Shareholders’ equity	168,114	167,426
Total liabilities and shareholders’ equity	197,401	197,506

SUPPLEMENTAL DATA

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2003	2002	2003	2003	2002
EBITDA	$2,996	$776	$897	$3,893	$3,167
EBITA	$1,036	$(1,578)	$(1,036)	$—	$(1,463)

Gross margin	15.7%	9.4%	11.4%	13.6%	10.2%
EBITDA margin	7.3	3.3	2.3	4.8	6.7
Operating margin	1.8	(8.1)	(3.4)	(0.7)	(4.4)

End Market Breakdown:

	Second Quarter
	2003	2002

Networking/communications	38.5%	31.0%
High-end computing	38.2	12.5
Industrial/Medical	10.3	28.4
Computer peripherals	7.6	20.0
Handheld	2.1	2.8
Other	3.3	5.3

RECONCILIATIONS*

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2003	2002	2003	2003	2002
EBITA/EBITDA Reconciliation:
Net income (loss)	$432	$(1,284)	$(150)	$282	$(1,562)
Add back items:
Extraordinary item	—	—	(824)	(824)	—
Income taxes	216	(626)	(456)	(240)	(757)
Interest expense	152	275	155	307	542
Amortization of debt issuance costs	23	11	16	39	21
Interest income and other	(88)	(255)	(77)	(165)	(308)
Amortization of intangibles	301	301	300	601	601
EBITA	1,036	(1,578)	(1,036)	—	(1,463)

Depreciation expense	1,960	2,354	1,933	3,893	4,630
EBITDA	$2,996	$776	$897	$3,893	$3,167

* This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.